Exhibit 99.1

Forest Oil Announces Closing of Texas Panhandle Area Divestiture

DENVER--(BUSINESS WIRE)--November 25, 2013--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that it closed the previously announced sale of its properties in the Texas Panhandle Area for net cash proceeds of approximately $944 million, after customary adjustments to reflect an effective date of October 1, 2013. In addition, the net proceeds do not include approximately $44 million that were closed into escrow, which the Company may receive as consents-to-assign are received and post-closing title curative work is completed. The net proceeds also do not include $10 million, which will remain in escrow for twelve months following the closing, to support Forest’s indemnity obligations under the purchase and sale agreement, with the remainder to be disbursed to Forest at the end of that period.

The proceeds from this sale will be used to fund the previously announced cash tender offer of Forest’s 7.5% Senior Notes due 2020 and its 7.25% Senior Notes due 2019, to reduce outstanding borrowings under its credit facility and for other general corporate purposes. In connection with the closing of this transaction, the borrowing base under Forest’s credit facilities has been reduced to $400 million.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, liquids and natural gas price volatility, its level of indebtedness, access to cash flows and other sources of liquidity, its ability to replace production or to renew or maintain leases, its ability to compete with larger producers, the uncertainty inherent in estimating oil and gas reserves, the impact of low oil and gas prices, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

November 25, 2013

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
VP – Investor Relations